Exhibit 21

List of Subsidiaries of the Registrant

Name	State of Incorporation

ACRS Local Communications Inc.	Delaware
C2 Communications Technologies, Inc.	Delaware
C2 Investments Inc.	Delaware
I-Link Systems Inc.	Utah
Mibridge Inc.	Utah
WebtoTel Inc.	Delaware
CPT-1 Holdings Inc.	Delaware
Counsel RB Capital LLC	Delaware
Moving Images NY LLC	Delaware
Greystone Private Equity LLC	Delaware
221 Fabritek Dr LLC	Delaware
FP Acquisitions LLC	Delaware
C2 Opportunity GP, LP	Delaware
C2 Realty GP, LP	Delaware
C2 Capital, LP	Delaware
C2 Capital GP LLC	Delaware